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                                    C3D INC.
                            Articles of Amendment to
                          the Articles of Incorporation


         The Articles of Amendment to the Articles of Incorporation of C3D INC. (the "Corporation") are set forth below, and all of them are adopted the 27th day of December 1999. The number of votes cast for the amendments by the shareholders was sufficient for approval.


         Article 1. Name. The name of this Corporation is:

                             CONSTELLATION 3D, INC.


         Article 2. Principal Office/Mailing Address. The street and mailing address of this Corporation is:

                  230 Park Avenue
                  Suite 453
                  New York, New York 10169.


         Article 3. Registered Office and Registered Agent. The location of the registered office of this Corporation in this State is:

                  2625 NE 11th Court
                  Fort Lauderdale, Florida  33304.

The name and address of the registered agent of this Corporation in this State is:

                  Michael Goldberg, Esquire
                  2625 NE 11th Court
                  Fort Lauderdale, Florida  33304.


         Article 4. Authorized Capital Stock. The Corporation shall have the authority to issue an aggregate of 110 million shares of capital stock which shall be divided into 100 million shares of Common Stock, $.001 par value per share, as more fully described in Section 4(a) below, and 10 million shares of Preferred Stock, no par value per share, as more fully described in Section 4(b) below.

                  (a) Common Stock. Each holder of record of Common Stock shall have the right to one vote for each share of Common Stock registered in their name on the books of the Corporation. Such holders of record shall have the right to vote in the election of directors of the Corporation.

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                  (b) Preferred Stock. The shares of Preferred Stock may be
divided and issued from time to time in one or more series as may be determined by the Board of Directors of the Corporation, each such series to be distinctly designated and to consist of the number of shares determined by the Board of Directors. The Board of Directors of the Corporation is hereby expressly vested with authority to adopt resolutions to issue the shares, to fix the number of shares, to change the number of shares constituting any class or series, and to provide for or change the voting powers, designations, preferences and relative, participating, optional or other special rights, qualifications, limitations or restrictions, if any, of Preferred Stock, and each class or series thereof, in each case without approval of the shareholders. The authority of the Board of Directors with respect to each class or series of Preferred Stock shall include, without limiting the generality of the foregoing, the determination of the following:

                           (1) The number of shares constituting that class or series and the distinctive designation of that class or series;

                           (2) The dividend rate on the shares of that class or series, whether dividends shall be cumulative, and, if so, from which date or dates;

                           (3) Whether that class or series shall have voting rights, in addition to any voting rights provided by law, and, if so, the terms of such voting rights;

                           (4) Whether that class or series shall have conversion privileges (including rights to convert such class or series into the capital stock of the Corporation or any other entity) and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

                           (5) Whether or not shares of that class or series shall be redeemable and whether or not the Corporation or the holder (or both) may exercise the redemption right, including the terms of redemption (including any sinking fund provisions), the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions;

                           (6) The rights of the shares of that class or series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation; and


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                           (7) Any other relative rights, preferences and
         limitations of that class or series as may be permitted or required by law.

The number of shares, voting powers, designations, preferences and relative, participating, optional or other special rights, qualifications, limitations or restrictions, if any, of any class or series of Preferred Stock which may be designated by the Board of Directors may differ from those of any and all other class or series at any time outstanding.

                  (c) Increase in Authorized Preferred Stock. Except as otherwise provided by law or in a resolution or resolutions establishing any particular series of Preferred Stock, the aggregate number of authorized shares of Preferred Stock may be increased by an amendment to these Amended and Restated Articles of Incorporation approved solely by the holders of Common Stock and of any series of Preferred Stock which is entitled pursuant to its voting rights designated by the Board of Directors to vote thereon, if at all, voting together as a class.


         IN WITNESS WHEREOF, I have hereunto subscribed to and executed these Articles of Amendment to the Articles of Incorporation this 27th day of December 1999.

                                                     /s/ Eugene Levich
                                                     --------------------
                                                     Eugene Levich,
                                                     President of C3D INC.


                                                     /s/ Michael Goldberg
                                                     --------------------
                                                     Michael Goldberg,
                                                     Secretary of C3D INC.


         Having been named as registered agent and office and to accept service of process for the Corporation, I hereby accept the appointment as registered agent and office and agree to act in this capacity this 27th day of December, 1999. I further agree to comply with the provisions of all statutes relative to the proper and complete performance of my duties, and I am familiar with and accept the obligation of my position as registered agent and office this 27th day of December, 1999.


                                                     /s/ Michael Goldberg
                                                     --------------------
                                                     Michael Goldberg




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